Exhibit 99.1

Trump Media & Technology Group Appoints Kevin McGurn as Interim Chief Executive Officer

SARASOTA, Fla., April 21, 2026 (GLOBE NEWSWIRE) -- Trump Media and Technology Group Corp. (Nasdaq: DJT) ("Trump Media" or the "Company"), operator of the social media platform Truth Social, the video streaming service Truth+, and the financial services and FinTech brand Truth.Fi, today announced the appointment of Kevin J. McGurn as Interim Chief Executive Officer ("CEO"), effective immediately.

McGurn, who has served as an advisor to Trump Media since December 2024, will succeed current CEO Devin Nunes, and will lead the Company's strategic initiatives across social media, streaming, and mergers and acquisitions. McGurn is a seasoned executive with more than two decades of leadership experience across digital media, streaming, telecommunications, and advertising technology. He has held senior leadership roles at major media and technology companies and has advised organizations on strategic growth, platform development, and corporate transactions.

"I want to thank Devin Nunes for his dedicated service to the Company over the past four years, and congratulate Kevin McGurn on his appointment as Interim CEO," said Donald Trump Jr. on behalf of the Board of Directors. "Kevin brings deep experience across media, technology, and capital markets, as well as a strong understanding of Trump Media's operations and strategic priorities. His familiarity with the Company and alignment with our leadership team uniquely position him to guide Trump Media through this important period."

About TMTG

The mission of Trump Media is to end Big Tech's s assault on free speech by opening up the Internet and giving people their voices back. Trump Media operates Truth Social, a social media platform established as a safe harbor for free expression amid increasingly harsh censorship by Big Tech corporations; Truth+, a TV streaming platform focusing on family friendly live TV channels and on-demand content; and Truth.Fi, a financial services and FinTech brand incorporating America First investment vehicles.

Investor Relations Contact

Shannon Devine (MZ Group | Managing Director - MZ North America) Email: shannon.devine@mzgroup.us

Media Contact

press@tmtgcorp.com

Cautionary Statement About Forward-Looking Statements

This press release includes forward-looking statements regarding, among other things, the plans, strategies, and prospects, both business and financial, of Trump Media. We have based these forward-looking statements on our current expectations and projections about future events, including expected potential merger & acquisition activity, the rollout of products and features, our Bitcoin treasury strategy, the future plans, timing and potential success of the streaming services and the launch and success of our financial services and FinTech platform. Although we believe that our plans, intentions, and expectations reflected in or suggested by these forward-looking statements are reasonable, we cannot assure you that we will achieve or realize these plans, intentions, or expectations. Forward-looking statements are inherently subject to risks, uncertainties, and assumptions. Generally, statements that are not historical facts, including statements concerning possible or assumed future actions, business strategies, events, or results of operations, are forward-looking statements. These statements may be preceded by, followed by, or include the words "believes," "estimates," "expects," "projects," "forecasts," "may," "will," "should," "seeks," "plans," "scheduled," "anticipates," "soon," "goal," "intends," or similar expressions. Forward-looking statements are not guarantees of future performance, and involve risks, uncertainties and assumptions that may cause our actual results to differ materially from the expectations that we describe in our forward-looking statements. There may be events in the future that we are not accurately able to predict, or over which we have no control.